Exhibit 99.1

Contacts:			FOR IMMEDIATE RELEASE
Tom Ward	317-685-7330	Investors
Les Morris	317-263-7711	Media

GLYN F. AEPPEL TO BE NOMINATED TO SIMON’S BOARD OF DIRECTORS

INDIANAPOLIS, March 21, 2016 — Simon, a leading global retail real estate company, announced today that its Board of Directors has agreed to nominate Glyn F. Aeppel for election to its Board at Simon’s Annual Meeting of Stockholders to be held May 11, 2016.  Simon also announced today that Melvyn E. Bergstein will retire from the Board at the conclusion of his current term in May 2016.

“We are very excited that Glyn has agreed to be nominated for election to our Board,” said David Simon, Chairman and Chief Executive Officer.  “She is an outstanding addition to our Board, one whose point of view and insight will be invaluable as the Company continues to execute on its growth strategy.  We also want to thank Mel Bergstein for his 15 years of dedicated and influential service to our Board, our Company and our stockholders.  His contributions have been innumerable and he will be missed.”

Ms. Aeppel has more than 30 years of experience in both public and private companies focusing on property acquisitions, development, financing, branding and operations.  Ms. Aeppel is the President and Chief Executive Officer of Glencove Capital, a lifestyle hospitality investment and advisory company that she founded in 2010. From October 2008 to May 2010, Ms. Aeppel served as Chief Investment Officer of Andre Balazs Properties, an owner, developer and operator of lifestyle luxury hotels. Ms. Aeppel currently serves on the board of directors of AvalonBay Communities, Inc., where she is a member of the audit and chair of the investment and finance committees.  She also serves on the board of Exclusive Resorts, LLC, a privately held company.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE:SPG). Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual retail sales. For more information, visit simon.com.